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                                                                     EXHIBIT 8.1

                          STEPTOE & JOHNSON LLP LETTERHEAD

                               November 12, 1999


Manufactured Home Communities, Inc.
MHC Operating Limited Partnership
Two North Riverside Plaza
Chicago, Illinois  60606

Dear Sirs/Madams:

         We have acted as counsel to Manufactured Home Communities, Inc. a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement", which includes the Prospectus) filed with the Securities and Exchange Commission on November 11, 1999, relating to the proposed public offering of up to 2,000,000 common shares of beneficial interest, par value $.01 per share, of the Company (the "Common Shares"), issuable in connection with the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan"). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement. In connection with the registration of the Stock, we have been asked to provide an opinion regarding certain federal income tax matters related to the Company.

         The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

         In rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement (including the exhibits thereto and all amendments thereto made through the date hereof); (2) the Articles of Amendment and Restatement of the Company as in effect on the date hereof; (3) the Second Amended and Restated Partnership Agreement for MHC Operating Limited Partnership, dated as of March 15, 1996, together with amendments and joinders thereto; (4) the MHC Management Limited



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Manufactured Home Communities, Inc.
November 12, 1999
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Partnership Agreement of Limited Partnership, dated as of March 3, 1993, and the
MHC-DAG Management Limited Partnership Agreement of Limited Partnership, dated as of August 18, 1994 (collectively, these two partnerships will be referred to herein as the "Management Partnerships"); (5) the articles of incorporation, by-laws and stock ownership information for the Management Corporations and RSI;
(6) the partnership agreements of the Financing Partnerships and all other partnerships in which the Operating Partnership has an interest (collectively, the "Subsidiary Partnerships") and the operating agreements of the limited liability companies in which the Operating Partnership has an interest (collectively, the "Subsidiary LLCs") (for a list of the wholly-owned Subsidiary Partnerships and Subsidiary LLCs, see Exhibit A attached hereto); and (7) the articles of incorporation, by-laws and stock ownership information of the QRS Corporations (for a list of the QRS Corporations, see Exhibit B attached hereto). The Management Partnerships, the Management Corporations, the QRS Corporations, RSI, the Subsidiary Partnerships and the Subsidiary LLCs, may be collectively referred to herein as the "Subsidiary Entities." The opinion set forth in this letter also is premised on certain representations made to us by you.

         In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct in all material respects, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that the Company, the Operating Partnership, and the Subsidiary Entities each have operated and will continue to operate substantially in the manner described in the relevant partnership agreement, articles of incorporation or other organizational documents and in the Prospectus. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

         For the purposes of our opinion, we have not made an independent investigation of the facts set forth in documents we reviewed or of representations made to us by you. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. In particular, but without limiting the foregoing, we have assumed that, based on representations made to us by you, all amenities and services provided to tenants of the Properties by the Operating Partnership, the Management Partnerships, RSI or any other Subsidiary Entity are usually or customarily rendered in connection with the rental of space for occupancy only of the same asset type as the Properties in the respective geographic markets in which the Properties are located, and are not services rendered primarily for the convenience of the tenant. We also have assumed for the purposes of this opinion that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland, that the Management Corporations, RSI and the QRS Corporations are validly organized and duly incorporated corporations under the laws of the states in which they are incorporated, and that the Operating



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Manufactured Home Communities, Inc.
November 12, 1999
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Partnership, the Management Partnerships, and the Subsidiary Partnerships are
duly organized and validly existing partnerships under the laws of the states in which they are organized.

         Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that:


         1. The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997, and December 31, 1998 and the Company's current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;


         2. The discussion in the Registration Statement under the heading "Taxes," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects as of the date hereof; and


         3. The discussion in the Registration Statement under the heading "Certain Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects as of the date hereof.

         The Company's qualification and taxation as a REIT under the Code depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its share ownership. Steptoe & Johnson LLP will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, the Operating Partnership, and the Subsidiary Entities, the sources of their gross income, the composition of their assets, the level of the Company's distributions to stockholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

         For a discussion relating the law to the facts and the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of the Prospectus under the heading "Taxes" and "Certain Federal Income Tax Considerations."

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.



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Manufactured Home Communities, Inc.
November 12, 1999
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                                          Very truly yours,


                                          /s/ Steptoe & Johnson LLP
                                          Steptoe & Johnson LLP



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Manufactured Home Communities, Inc.
November 12, 1999
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                                                                       EXHIBIT A
                      WHOLLY-OWNED SUBSIDIARY PARTNERSHIPS

MHC Lending Limited Partnership;

MHC-DeAnza Financing Limited Partnership;

MHC-Bay Indies Financing Limited Partnership;

MHC Financing Limited Partnership;

MHC Financing Limited Partnership Two;

Blue Ribbon Communities Limited Partnership;

Gold Medal Communities Limited Partnership; and

MHC-Naples Estates LP.

                          WHOLLY-OWNED SUBSIDIARY LLCS

MHC Coquina Crossing, L.L.C.

MHC Naples Estates, L.L.C.

MHC Kloshe Illahee, L.L.C.

MHC Royal Holiday, L.L.C.

MHC Sedona Shadows, L.L.C.

MHC Spanish Oaks, L.L.C.

MHC Villa Borega, L.L.C.

MHC Acquistion One, L.L.C.

MHC Laguna Lake, L.L.C.

MHC Carriage Cove, L.L.C.



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                                                                EXHIBIT B
Manufactured Home Communities, Inc.
November 12, 1999
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                                QRS CORPORATIONS


1.   MHC Lending QRS, Inc.;

2.   MHC-QRS DeAnza, Inc.;

3.   MHC-QRS Bay Indies, Inc.;

4.   MHC-QRS, Inc.;

5.   MHC-QRS Two, Inc.;

6.   MHC-QRS Blue Ribbon Communities, Inc.;

7.   QRS Gold Medal Communities, Inc.;

8.   MHC-QRS Western, Inc.; and

9.   MHC Acquisition QRS, Inc.